EXHIBIT 10(h)

Amended and Restated

Progress Energy, Inc.

Restoration Retirement Plan

Carolina Power & Light Company established the Carolina Power & Light Company Restoration Retirement Plan (the “Plan”), effective as of January 1, 1998 (“Effective Date”), which was subsequently amended and restated as of January 1, 1999, January 1, 2000, July 10, 2002, January 1, 2005, January 1, 2007 and January 1, 2008.  The Sponsor hereby amends and restates the Plan effective as of July 13, 2011.  The terms of the amended and restated Plan shall govern the payment of any benefits commencing after July 13, 2011.

ARTICLE I

PURPOSE

The purpose of the Plan is to provide a means by which certain employees may be provided benefits which otherwise would be provided under the Retirement Plan, in the absence of certain restrictions imposed by applicable law on benefits which may be provided under the Retirement Plan.  The Plan is intended to constitute a nonqualified deferred compensation plan that complies with the provisions of Section 409A of the Code.  Accordingly, the Plan and all Plan benefits shall be administered in accordance with Section 409A, related regulations and other guidance (“Section 409A”), notwithstanding any provisions of the Plan to the contrary.   The Plan also is intended to constitute an unfunded retirement plan for a select group of management or highly compensated employees within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II

DEFINITIONS

Capitalized terms which are not defined herein shall have the meaning ascribed to them in the Retirement Plan.

2.1 “Actuarial Value” shall mean an equivalent lump sum value as of the Benefit Commencement Date using the average 30-year Treasury Rate for the month of August immediately preceding the calendar year the determination is made and the GAR 94 mortality table (50% male, 50% female).

2.2 “Affiliated Company” shall mean any corporation or other entity that is required to be aggregated with the Sponsor pursuant to Sections 414(b), (c), (m), or (o) of the Code, but only to the extent so required.

2.3 “Benefit Commencement Date” shall mean the first day of the month following the Termination of the Participant.  Notwithstanding the foregoing, payments with respect to a

Participant who is a Key Employee shall not begin earlier than the date that is six months after the date of Termination of the Participant (or, if earlier, the date of death).

2.4 “Board” shall mean the Board of Directors of the Sponsor.

2.5 “Change in Control” shall occur on the earliest of the following dates:

(a) the date any person or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), excluding employee benefit plans of the Sponsor, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Act of 1934) of securities of the Sponsor representing twenty-five percent (25%) or more of the combined voting power of the Sponsor’s then outstanding securities (excluding the acquisition of securities of the Sponsor by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by the Sponsor); or

(b) the date of consummation of a tender offer for the ownership of more than fifty percent (50%) of the Sponsor’s then outstanding voting securities; or

(c) the date of consummation of a merger, share exchange or consolidation of the Sponsor with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Sponsor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Sponsor or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(d) the date, when as a result of a tender offer or exchange offer for the purchase of securities of the Sponsor (other than such an offer by the Sponsor for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who are Continuing Directors cease for any reason to constitute at least two-thirds (2/3) of the members of the Board; or

(e) the date the shareholders of the Sponsor approve a plan of complete liquidation or winding-up of the Sponsor or an agreement for the sale or disposition by the Sponsor of all or substantially all of the Sponsor’s assets; or

(f) the date of any event which the Board determines should constitute a Change in Control.

A Change in Control shall not be deemed to have occurred until a majority of the members of the Board receive written certification from the Committee on Organization and Compensation of the Board that such event has occurred.  Any determination that such an event has occurred shall, if made in good faith on the basis of information available at that time, be conclusive and binding on the Board, the Sponsor, the Company, the Participants and their beneficiaries for all purposes of the Plan.

2.6 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.7 “Committee” shall mean a committee selected by the Plan Administrator to hear claim disputes under Article IV of the Plan.

2.8 “Company” shall mean Progress Energy, Inc. or any successor to it in the ownership of substantially all of its assets and each Affiliated Company that, with the consent of the Board, adopts the Plan and is included in Appendix A, as in effect from time to time. Appendix A shall set forth any limitations imposed on employees of Affiliated Companies that adopt the Plan including any limitations on benefit accruals, notwithstanding any provision in the Plan to the contrary.

2.9 “Compensation and Benefit Limitations” shall mean (a) the limitation on compensation under the Retirement Plan in accordance with Section 401(a) (17) of the Code and (b) any limits on benefits paid under the Retirement Plan that are necessary for compliance with Section 415 of the Code.

2.10 “Continuing Directors” shall mean the members of the Board as of January 1, 2007; provided, however, that any person becoming a director subsequent to such date whose election or nomination for election was supported by 75 percent or more of the directors who then comprised Continuing Directors shall be considered to be a Continuing Director.

2.11 “Deferrals” shall mean a Participant's deferrals of compensation under the MDCP to the extent not utilized in calculating a Participant's Accrued Benefit under the Retirement Plan.

2.12 “Eligible Employee” shall mean any member of the Retirement Plan who is not a Participant in the Sponsor's Supplemental Senior Executive Retirement Plan and who has not retired or terminated his or her employment with the Company prior to the Effective Date.

2.13 “Key Employee” shall mean a Participant who is a “key employee” as defined in Section 416(i) of the Code, but determined without regard to paragraph 5 thereof or the 50 employee limit on the number of officers treated as key employees.

2.14 “MDCP” shall mean the Progress Energy, Inc. Amended and Restated Management Deferred Compensation Plan.

2.15 “Participant” shall mean an Eligible Employee who participates in the Plan pursuant to Article III. An Eligible Employee shall remain a Participant under the Plan until the earlier of (a) all amounts payable on his or her behalf under the Plan have been paid, (b) the Eligible Employee no longer has a Restoration Accrued Benefit, (c) the Eligible Employee has a Termination without a Vested Restoration Accrued Benefit, or (d) the Eligible Employee becomes a Participant in the Sponsor’s Supplemental Senior Executive Retirement Plan.

2.16 “Restoration Accrued Benefit” shall mean, as of any determination date, the excess of (a) a Participant’s Accrued Benefit calculated under the Retirement Plan (1) assuming a Participant’s Compensation under the Retirement Plan includes Deferrals of a Participant and (ii) without regard to the Compensation and Benefit Limitations, over (b) a Participant’s Accrued

Benefit calculated under the Retirement Plan. For purposes of this Section 2.16, a Participant's Accrued Benefit for purposes of clauses (a) and (b) above shall be calculated in the form of a Single Life Annuity for a Participant who does not have a Spouse and in the form of a 50% Qualified Joint and Survivor Annuity for a Participant who has a Spouse, with such calculation performed without regard to any other form of benefit elected by a Participant under the Retirement Plan.

2.17 “Retirement Plan” shall mean the Progress Energy Pension Plan, as it may be amended from time to time, or any successor plan.

2.18 “Sponsor” shall mean Progress Energy, Inc.

2.19 “Spouse” shall mean the spouse of a Participant as would be determined at the applicable time under the definition of Spouse in the Retirement Plan (or any successor provisions).

2.20 “Termination” shall mean “separation from service,” as defined for purposes of Section 409A.

2.21 “Vested Restoration Accrued Benefit” shall mean a Participant’s Restoration Accrued Benefit when the Participant becomes fully vested under the provisions of the Retirement Plan (or any successor provisions) or as provided in Article VI of the Plan.

Unless the context clearly indicates to the contrary in interpreting the Plan, any references to the masculine alone shall include the feminine and the singular shall include the plural.

ARTICLE III

PARTICIPATION AND BENEFITS

3.1 Participation. An Eligible Employee will participate in the Plan when he or she has a Restoration Accrued Benefit.

3.2 Amount of Benefit Payable. Subject to the forfeiture provisions of Section 3.4 and lump sum payment provisions of Section 3.5 of the Plan, a Participant who becomes eligible for the payment of a benefit under the Retirement Plan, shall be entitled to monthly benefit payments commencing within sixty days of the Benefit Commencement Date.  The monthly payment shall be in the form of a Single Life Annuity if the Participant has no Spouse and in the form of a 50% Joint and Survivor Annuity if the Participant has a Spouse, with the Spouse determined at the Benefit Commencement Date entitled to any survivor benefit upon the death of the Participant.

3.3 Pre-Retirement Death Benefit. Subject to the provisions of Section 3.5, if a surviving Spouse of a deceased Participant would have been eligible for a pre-retirement death benefit under the Retirement Plan (i.e., the Spouse being married to the Participant for a one-year period prior to the date of death), then upon such Participant’s death, such Spouse shall be entitled to a monthly benefit payment under the Plan equal to the amount, if any, by which (a) exceeds (b) each month, where (a) is the Spouse’s monthly death benefit that would be payable in accordance with the provisions of the Retirement Plan determined as if (i) the Participant’s

Compensation under the Retirement Plan included Deferrals and (ii) the Compensation and Benefit Limitations did not apply, and (b) is the monthly death benefit payable under the Retirement Plan, and assuming for purposes of clauses (a) and (b) that the Spouse elected a monthly annuity as a death benefit under the Retirement Plan commencing on the same date as the pre-retirement death benefit is payable to the Spouse under this Plan.  The pre-retirement death benefit under this Plan shall commence within sixty days of the first day of the month following the Participant’s death, and shall continue on the first day of each month thereafter for the life of the Spouse.

3.4 Other Termination of Employment; Forfeitures. Neither Eligible Employees, Participants nor their Spouses or Beneficiaries are entitled to any benefits under the Plan except as otherwise provided in this Article III and under Article VI of the Plan. Any Participant who terminates employment with the Sponsor and any of its Affiliated Companies without being 100% vested under the Retirement Plan shall not be eligible to receive any benefits under the Plan and shall forfeit his or her Restoration Accrued Benefit. Any Participant ceasing to be an Eligible Employee because he or she becomes a Participant in the Supplemental Senior Executive Retirement Plan shall forfeit his or her Restoration Accrued Benefit.

Notwithstanding any other provision of the Plan, no benefit shall be payable under the Plan with respect to an Eligible Employee whose employment with the Sponsor or any of its Affiliated Companies is terminated for Cause. As used herein, the term “Cause” shall be limited to (a) action by the Eligible Employee involving willful malfeasance having a material adverse effect on the Sponsor or any of its Affiliated Companies (b) substantial and continuing willful refusal by the Eligible Employee to perform the duties ordinarily performed by an employee in the same position and having similar duties as the Eligible Employee, (c) the Eligible Employee being convicted of a felony, or (d) willful failure to comply with the Sponsor or the applicable Affiliated Company's Code of Conduct or other Policy or Procedure.

3.5 Lump Sum Payments. The Committee shall provide for the payment under the Plan of a cash lump sum amount in lieu of the annuity otherwise payable under Sections 3.2 or 3.3, if the annuity amount to be paid is less than $500 per month.  For a Participant (or spouse) whose benefit under the Retirement Plan is based upon the Participant’s Cash Balance Account, the lump sum shall be equal to what the Restoration Accrued Benefit would be if “Cash Balance Account” were substituted for “Accrued Benefit” in Section 2.15 and Restoration Accrued Benefit referred to a dollar amount. For a Participant (or spouse) whose benefit under the Retirement Plan is based on the Final Average Pay Formula Pension, the lump sum shall be equal to the Actuarial Value of the annuity payments that would otherwise be made to the Participant (or spouse) under Sections 3.2 or 3.3, as the case may be.  Notwithstanding the foregoing, no lump sum payment shall be made under the Plan unless (i) the payment accompanies the termination of the entirety of the Participant’s interest in the Plan; (ii) the payment is made on or before the later of (A) December 31 of the calendar year in which the Termination of the Participant occurs, or (B) the date that is 2 ½ months after the Termination of the Participant; and (iii) the payment is not greater than $75,000.

3.6 Payments to Key Employees.  In the event the Benefit Commencement Date under this Plan of a Participant who is a Key Employee shall be delayed for six months following the Termination of the Participant as provided in Section 2.3, the Participant (if then living) shall receive a lump sum payment as of the first day of the seventh month following the Termination in an amount equal to six times the monthly payment due to the Participant under this Plan, in addition to the monthly payment then due to the Participant.  If the Participant dies following Termination but prior to the commencement of payments under this Plan, the Participant’s surviving Spouse, if any, shall be entitled to receive the same death benefit payable in the event the Participant had commenced receiving benefit payments as of the first day of the month prior to his death.

ARTICLE IV

PLAN ADMINISTRATION

4.1 Administration.  The Plan shall be administered by the Sponsor's Vice President, Human Resources (the “Plan Administrator”). The Plan Administrator and the Committee shall have full authority to administer and interpret the Plan, determine eligibility for benefits, make benefit payments and maintain records hereunder, all in their sole and absolute discretion, subject to the allocation of responsibilities set forth below.

4.2 Delegated Responsibilities. The Plan Administrator shall have the authority to delegate any of his or her responsibilities to such persons as he or she deems proper.

4.3 Claims.

(a) Claims Procedure. If any Participant, Spouse or Beneficiary has a claim for benefits which is not being paid, such claimant may file with the Plan Administrator a written claim setting forth the amount and nature of the claim, supporting facts, and the claimant’s address. The Plan Administrator shall notify each claimant of its decision in writing by registered or certified mail within sixty (60) days after its receipt of a claim or, under special circumstances, within ninety (90) days after its receipt of a claim. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claim review procedure under the Plan.

(b) Claims Review Procedure. A claimant whose claim has been denied or such claimant’s duly authorized representative may file, within sixty (60) days after notice of such denial is received by the claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the claimant in writing of its decision within sixty (60) days after receipt of such request. In special circumstances, the Committee may extend for up to sixty (60) additional days the deadline for its decision. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the Plan provisions on which the decision is based. The decision of the Committee shall be final and binding on all parties.

ARTICLE V

MISCELLANEOUS

5.1 Amendment and Termination. The Board may amend, modify or terminate the Plan at any time, provided, however, that no such amendment or termination shall reduce any Participant’s Vested Restoration Accrued Benefit under the Plan as of the date of such amendment or termination, unless at the time of such amendment or termination, affected Participants and spouses become entitled to an amount equal to the equivalent actuarial value, to be determined in the sole discretion of the Committee, of such Vested Restoration Accrued Benefit under another plan, program or practice adopted by a Company. In the event the Plan is terminated, the Sponsor shall pay the Vested Restoration Accrued Benefits in accordance with the terms of the Plan as in effect prior to such termination except as otherwise provided in Section 6.4.

5.2 Source of Payments. Each Company will pay with respect to its own Eligible Employees all benefits arising under the Plan and all costs, charges and expenses relating thereto out of its general assets.

5.3 Non-Assignability of Benefits. Except as otherwise required by law, neither any benefit payable hereunder nor the right to receive any future benefit under the Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits under the Plan becomes bankrupt, the interest under the Plan of the person affected may be terminated by the Plan Administrator which, in his or her sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.

5.4 Plan Unfunded. Nothing in the Plan shall be interpreted or construed to require a Company in any manner to fund any obligation to the Participants, terminated Participants, or beneficiaries hereunder. Nothing contained in the Plan nor any action taken hereunder shall create, or be construed to create, a trust of any kind, or a fiduciary relationship between a Company and the Participants, terminated Participants, beneficiaries, or any other persons. Any funds which may be accumulated by a Company in order to meet any obligations under the Plan shall for all purposes continue to be a part of the general assets of a Company.  A Company may establish a trust to hold funds intended to provide benefits hereunder to the extent the assets of such trust become subject to the claims of the general creditors of such Company in the event of bankruptcy or insolvency of such Company; provided, however, that a Company shall establish no such trust if the assets thereof are includable in the income of any Participant pursuant to Section 409A(b) and provided further that a Company shall establish no such trust in connection with the transactions described in the Agreement and Plan of Merger between the Sponsor and Duke Energy Corporation dated as of January 8, 2011.  To the extent that any Participant, terminated Participant, or beneficiary acquires a right to receive payments from a Company under the Plan, such rights shall be no greater than the rights of any unsecured general creditor of such Company.

5.5 Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of North Carolina to the extent not preempted by Federal law and shall be construed in a manner consistent with the requirements of Section 409A.

5.6 Limitation of Rights. The Plan is a voluntary undertaking on the part of the Sponsor and each Company. Neither the establishment of the Plan nor the payment of any benefits hereunder, nor any action of the Sponsor, a Company or the Plan Administrator shall be held or construed to be a contract of employment between the Sponsor, a Company and any Eligible Employee or to confer upon any person any legal right to be continued in the employ of the Sponsor or a Company. The Sponsor and each Company expressly reserve the right to discharge, discipline or otherwise terminate the employment of any Eligible Employee at any time. Participation in the Plan gives no right or claim to any benefits beyond those which are expressly provided herein and all rights and claims hereunder are limited as set forth in the Plan.

5.7 Severability. In the event any provision of the Plan shall be held illegal or invalid, or the inclusion of any Participant would serve to invalidate the Plan as an unfunded plan for a select group of management or highly compensated employees under ERISA, then the illegal or invalid provision shall be deemed to be null- and void, and the Plan shall be construed as if it did not contain that provision and in the case of the inclusion of any such Participant, a separate plan, with the same provisions as the Plan, shall be deemed to have been established for the Participant or Participants ultimately determined not to constitute a select group of management or highly compensated employees.

5.8 Headings. The headings to the Articles and Sections of the Plan are inserted for reference only, and are not to be taken as limiting or extending the provisions hereof.

5.9 Incapacity. If the Plan Administrator shall determine that a Participant, or any other person entitled to a benefit under the Plan (the "Recipient") is unable to care for his or her affairs because of illness, accident, or mental or physical incapacity, or because the Recipient is a minor, the Plan Administrator may direct that any benefit payment due the Recipient be paid to his or her duly appointed legal representative, or, if no such representative is appointed, to the Recipient's spouse, child, parent, or other blood relative, or to a person with whom the Recipient resides or who has incurred expense on behalf of the Recipient. Any such payment so made shall be a complete discharge of the liabilities of the Plan with respect to the Recipient.

5.10 Binding Effect and Release. Obligations incurred by the Sponsor or a Company pursuant to this Plan shall be binding upon the Sponsor or a Company, its successors and assigns, and inure to the benefit of the Participant or his Eligible Spouse.  All persons accepting benefits under the Plan shall be deemed to have consented to the terms of the Plan.  Any payment or distribution to any person entitled to benefits under the Plan shall be in full satisfaction of all claims against the Plan, the Committee, and the Sponsor and any Company arising by virtue of the Plan.

5.11 Acceleration of Payments.  The acceleration of the time or schedule of any payment due under the Plan is prohibited except as provided in regulations and administrative guidance provided under Section 409A of the Code.  It is not an acceleration of the time or schedule of payment if the Company waives or accelerates the vesting requirements applicable to a benefit under the Plan.

ARTICLE VI

CHANGE IN CONTROL

Upon the occurrence of a Change in Control, the following provisions shall become effective immediately:

6.1 Vesting.  There shall be full Vesting of each Participant’s Restoration Accrued Benefit, regardless of any termination of employment prior to eligibility for an Early Retirement Pension under the Retirement Plan, if he or she is otherwise vested under the Retirement Plan.

6.2 No Reduction Benefit.  No amendment or termination of the Plan may reduce any Participant's Restoration Accrued Benefit as of the date of such amendment or termination.

6.3 Contributions to Trust.  The Sponsor shall irrevocably set aside funds in one or more grantor trusts, subject to the provisions of Section 5.4, in an amount that is sufficient to pay each Participant (or Spouse) the benefits accrued under the Plan as of the date of the Change in Control; provided, however, that the Sponsor shall not set aside funds, revocably or irrevocably, in one or more grantor trusts in connection with the transactions described in the Agreement and Plan of Merger between the Sponsor and Duke Energy Corporation dated as of January 8, 2011.  Any such trust shall be subject to the claims of the general creditors of the Sponsor in the event of the bankruptcy or insolvency of the Sponsor.  The Sponsor shall establish no such trust if the assets thereof are includable in the income of Participants thereby pursuant to Section 409A(b).

6.4 Termination of Plan.  The Plan may be terminated and benefits distributed to Participants within twelve months of a “change in control event” as defined for purposes of Section 409A of the Code.

IN WITNESS WHEREOF, this instrument has been executed this 31st day of October, 2011.

By:	PROGRESS ENERGY, INC. /s/ William D. Johnson William D. Johnson Chairman, President and Chief Executive Officer

APPENDIX A

Progress Energy Florida, Inc. (non-bargaining employees) solely with respect to accrued benefits on or after January 1, 2002 so that no Restoration Accrued Benefit is calculated under the Plan with respect to employment prior to January 1, 2002.

Progress Fuels Corporation (corporate employees) solely with respect to accrued benefits on or after January 1, 2002 so that no Restoration Accrued Benefit is calculated under the Plan with respect to employment prior to January 1, 2002.

Progress Energy Carolinas, Inc.

Progress Energy Service Company, LLC

Progress Energy Ventures, Inc.